EXHIBIT 19.1

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 1 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1_2023	Approval:

PURPOSE AND SCOPE

Federal securities laws prohibit trading in the securities of a company while in possession of “inside” information. Anyone violating these laws is subject to personal liability and could face criminal penalties, including imprisonment. Sanmina Corporation (the “Company”) takes seriously its obligation, and that of its employees, consultants and advisors, to prevent insider trading violations. In light of the severity of the possible sanctions, both to the individual and to the Company, the following Insider Trading Policy has been established to assist all parties in complying with these obligations. Any violation of this Company policy could subject individuals to disciplinary action, up to and including termination.

This policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. If an individual has specific questions regarding this policy or the applicable law, they should contact the Company’s General Counsel.

DEFINITIONS
Black-out List: The list of Insiders meeting the criteria specified on Exhibit I who are subject to restrictions on trading in Company Securities during Black-out Periods.
Black-out Periods: The four quarterly Black-out Periods per year during which certain Insiders may not trade in the Company’s Securities. The Black-out Periods begin at the close of market on the last Trading Day of the second calendar month of each fiscal quarter and end at the close of market of the Trading Day following the date of public disclosure of the financial results for such fiscal quarter. The Company may also impose other Black-out Periods from time-to-time based on specific circumstances.
Director: A person who serves as a member of the Company’s Board of Directors.
Insider: Any Director, officer employee, temporary employee, contractor or consultant performing work for the Company who possesses Material Non-public Information of the Company, regardless of whether or not they are included on the Black-out List or the Pre-clearance List.
Material Non-public Information: Information that has not been publicly released by the Company and which is material to the Company’s business. Information is material if there is a reasonable likelihood that it would be considered important by an investor when making an investment decision about the Company. Examples of such information include but are not limited to:
▪Financial results not yet publicly reported.
▪Internal estimates or forecasts of future earnings, losses or cash requirements.
▪News of a pending or proposed merger, acquisition or sale of a subsidiary or division.
▪Information concerning bankruptcy or financial liquidity problems.
▪The fact of the gain or loss of a substantial customer or supplier.
▪Existence of significant product defects.
▪Plans to effect a stock split.
▪Plans to launch a new equity or debt offering.
▪Information indicating significant regulatory or litigation exposure, including notice from a government entity or third party.
▪Determination of significant environmental issues.
▪Major changes in senior management.

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 2 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
▪A major breach of our cybersecurity defenses.
Either positive or negative information may be material.
Pre-clearance List: The list of Insiders meeting the criteria specified on Exhibit II who have been notified that they have been so identified and who must refrain from trading in the Company’s securities unless seeking pre-clearance from the General Counsel.
Securities: Securities include common stock, preferred stock, options to purchase common stock, warrants, convertible debentures and derivative securities.
Section 16 Filers: Directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. These persons will be notified by the Company as to their obligations under Section 16. This list of persons will be amended from time to time as appropriate to reflect the election of new officers or Directors, any change in function of current officers and the resignation or departure of current officers or Directors.
Trading Day: A Trading Day shall mean a day on which national stock exchanges and the Nasdaq Stock Market (“Nasdaq”) are open for trading.
Trading Window: The period of time commencing upon the open of market on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter and continuing until the close of market on the last Trading Day of the second calendar month of the fiscal quarter.

STATEMENT OF POLICY

▪No Director, officer, employee, or temporary employee, contractor or consultant performing work for the Company, each an “Insider,” may buy or sell Company Securities at any time when they are in possession of Material Non-public Information relating to the Company.
▪No Insider may buy or sell Securities of a supplier, customer, partner or other company with which the Company has a current or prospective business relationship at any time when he or she possesses Material Non-Public Information about that company obtained in the course of services performed on behalf of the Company.
▪No Insider may disclose or “tip” Material Non-public Information to any third party (including family members), and no Insider may make recommendations or express opinions on the basis of Material Non-public Information with regard to trading in Company Securities.
▪No Insider who receives or has access to Material Non-public Information about the Company may comment on stock price movement or rumors of other corporate developments that are of possible significance to the investing public unless it is part of their job (such as Investor Relations) or they have been specifically authorized to do so by the CEO or CFO in each instance. This restriction covers all public forums, including social media. If an Insider comments on stock price movement or rumors, or discloses Material Non-public Information to a third party, he or she should immediately contact the General Counsel or the Investor Relations department.
▪No Insider included on the Black-out List may buy or sell Company Securities during any of the four quarterly “Black-out Periods.”
▪No Insider included on the Pre-clearance List may buy or sell Company Securities at any time unless he or she shall have received prior approval from the General Counsel.

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 3 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
▪The restrictions on trading while in possession of Material Non-public Information do not apply to transactions made pursuant to an approved Rule 10b5-1 trading plan adopted by an Insider listed on Exhibit I or Exhibit II hereto (see “Requirements of Rule 10b5-1 Trading Plans,” below).

SPECIFIC POLICIES
▪Trading on Material Non-public Information is Prohibited. No Director, officer, employee, consultant or contractor of the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s Securities, including any offer to purchase or offer to sell, while he or she is aware of Material Non-public Information. Such prohibition shall continue until the beginning of the second Trading Day following the date of public disclosure of that information or such time as such non-public information is no longer material.
▪Tipping is Prohibited. No Insider shall disclose (“tip”) Material Non-public Information to any other person (including family members) nor shall such Insider or related person make recommendations or express opinions on the basis of Material Non-public Information as to trading in the Company’s Securities.
▪Material Non-public Information shall not be Disclosed. Material Non-public Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director or employee of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be Material Non-public Information, the inquiry should be referred to the General Counsel or the Investor Relations department.
POTENTIAL SANCTIONS FOR INSIDER TRADING
▪Liability for Insider Trading: Pursuant to federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s Securities at a time when they have knowledge of Material Non-public Information regarding the Company.
▪Liability for Tipping: Insiders may be liable for disclosure of Material Non-public Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc., use sophisticated electronic surveillance techniques to uncover insider trading.
▪Disciplinary Actions: Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, up to and including termination of employment.
BLACK-OUT PERIODS AND TRADING WINDOWS FOR CERTAIN INSIDERS
▪Black-out Periods: The period between the first day of the last month of the fiscal quarter and the release of financial results for such quarter is a particularly sensitive period of time for transactions in the Company’s Securities since certain Insiders may have knowledge of such results before they are announced. Accordingly, the Company prohibits all Insiders included on the Black-out List from trading in Company Securities during the period beginning at the close of market on the last Trading Day of the second calendar month of each fiscal quarter and ending at the close of market of the Trading Day following the date of public disclosure of the financial results for such fiscal quarter (the “Black-out Period”). This prohibition includes trades made pursuant to “limit orders” placed by such Insiders during a Trading Window, but which were not completed before the end of the Trading Window.

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 4 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
▪Quarterly Trading Window. To ensure compliance with this Policy and applicable federal and state securities laws, Insiders included on the Black-out List may engage in transactions involving the purchase or sale of the Company’s Securities only during the period commencing upon the open of market on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter and continuing until the close of market on the last Trading Day of the second calendar month of the fiscal quarter (the “Trading Window”). This is the period of time each quarter during which the Black-out Period is not in effect. However, trading during a Trading Window should not be considered a “safe harbor” and Insiders may never engage in any transactions in the Company’s securities while in possession of Material Non-public Information even if such trade would occur during the Trading Window. If any person is uncertain if they possess material, non-public information, they should confer with the General Counsel before trading.
▪Event-driven Black-out Periods. From time to time, the Company may also notify directors, officers and potentially a larger group of employees, consultants and contractors that they should not trade because of material developments known to the Company and not yet disclosed to the public (for example, a pending acquisition or disposition). In such event, directors, officers and such employees, consultants and contractors may not engage in any transaction involving the purchase or sale of the Company’s Securities and should not disclose to others the fact of such suspension of trading. The Company would typically permit resumption of trading at the beginning of the second Trading Day following the date of public disclosure of the information or at such time as the information is no longer material.
The Company will notify you by email if you are subject to the Trading Windows or any Black-out Period and will require you to execute an acknowledgment of your obligations under this Policy (see Exhibit III). The Company may enforce Black-out Periods by restricting access to Insiders’ stock brokerage account with respect to Company Securities.
PRE-CLEARANCE OF TRADES FOR CERTAIN INSIDERS
The Company has determined that all executive officers and Directors of the Company and certain other persons identified by the Company from time to time who meet the requirements set forth in Exhibit II and who have been notified that they have been so identified must refrain from trading in the Company’s Securities, even during Trading Windows, without first complying with the Company’s “pre-clearance” process. Each such person should contact the General Counsel at least 24 hours prior to commencing any trade in the Company’s Securities. The General Counsel will consult as necessary with senior management of and/or counsel to the Company before clearing any proposed trade. The General Counsel shall make a decision promptly, generally within 24 hours, whether to approve a transaction. Although an Insider who has adopted a Rule 10b5-1 trading plan need not seek pre-clearance from the General Counsel before each trade under the plan takes place, all Insiders must obtain Company approval prior to adopting a proposed Rule 10b5-1 trading plan. See “Requirements of Rule 10b5-1 Trading Plans,” below.
INDIVIDUAL RESPONSIBILITY FOR COMPLIANCE WITH POLICY
Every officer, director and other employee, consultant and contractor has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in the Company’s Securities even if he or she planned to make the transaction before learning of the Material Non-public Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
DUTIES OF GENERAL COUNSEL
The General Counsel is responsible for administering this Policy and shall have the following duties:

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 5 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
▪Other than transactions made pursuant to an approved Rule 10b5-1 trading plan, preclearing all transactions involving the Company’s Securities by those individuals included on the Pre-clearance List, that have been identified and notified by the Company in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended. This list of persons will be amended from time to time as appropriate.
▪Compiling, maintaining and periodically publishing a definitive list of Insiders who should be included in the Black-out List and Pre-clearance List.
▪Notifying the Stock Administrator of the need to prepare and file Section 16 reports (Forms 3, 4 and 5) for all Section 16 Filers.
▪Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Forms 144, officer’s and director’s questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.
▪Sending, or causing to be sent, email notifications to each Insider included on the Black-out List of the dates on which the Black-out Periods and Trading Windows will begin and end.
▪Periodically circulating or publishing the Policy (and/or a summary thereof) to all employees, including Section 16 Filers and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information.
▪Notifying Insiders of material changes to the Policy.
▪Assisting the Company in implementation of the Policy.
▪Coordinating compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.
▪Approving, in his or her discretion, Rule 10b5-1 trading plans proposed to be adopted by Insiders included on the Black-out List and Section 16 Filers.
APPLICABILITY OF POLICY TO INSIDE INFORMATION OF OTHER COMPANIES
This Policy and the guidelines described herein also apply to Material Non-public Information relating to suppliers, customers, partners or other companies with which the Company has a current or prospective business relationship (“business partners”) when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading while in possession of Material Non-public Information regarding the Company’s business partners. All officers, Directors, employees, consultants and contractors should treat Material Non-public Information about the Company’s business partners with the same care required with respect to information related directly to the Company.
EXCEPTIONS TO RESTRICTIONS ON TRADING
The prohibition on trading in the Company’s securities set forth above does not apply to:
▪The exercise of stock options for cash under the Company’s equity incentive plans.

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 6 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
▪The withholding of restricted stock units by the Company to pay taxes due upon the vesting of restricted stock units.
▪Bona fide gifts of Company securities.
▪Transactions effected pursuant to a Rule 10b5-1 trading plan adopted by an Insider listed on Exhibit I or II meeting the requirements set forth below under “Requirements of Rule 10b5-1 Trading Plans.”
REQUIREMENTS OF RULE 10B5-1 TRADING PLANS
Rule 10b5-1 under the Exchange Act provides a defense against claims that an Insider traded while in possession of Material Non-public Information as long as such trade was made pursuant to a plan adopted before the time the Insider became aware of such information (a “Rule 10b5-1 Trading Plan”). Rule 10b5-1 Trading Plans do not provide an absolute defense from all claims of insider trading. In addition, any trades by Directors and executive officers pursuant to a Rule 10b5-1 Trading Plan must be reported on Form 4’s and remain subject to Section 16(b) of the Exchange Act, which generally prohibits purchases and sales of Company Securities within a six month period. See “Additional Information – Directors and Officers,” below.
The Company permits Insiders who are subject to restrictions on trading during Black-out Periods or subject to the pre-clearance requirements contained herein to enter into Rule 10b5-1 Trading Plans. Rule 10b5-1 Trading Plans must be in writing and must be specific as to the number of or dollar amount of Company Securities to be sold during the term of the plan or the way such number will be determined. For example, a Rule 10b5-1 Trading Plan can specify a limit price above which shares will be sold. All Rule 10b5-1 Trading Plans must be approved in advance by the General Counsel.
The safest time to adopt a Rule 10b5-1 Trading Plan is immediately after the Trading Window opens each quarter or immediately following the Company’s filing of its quarterly or annual financial reports with the Securities and Exchange Commission. That is because, generally speaking, all material information concerning the Company would be publicly available at such times. Insiders may not adopt a Rule 10b5-1 Trading Plan during a Black-out Period.
Trades under a Rule 10b5-1 Trading Plan made shortly after such plan is adopted are sometimes challenged as having been made while in possession of material non-public information. For that reason, and in order to ensure compliance with recently adopted SEC rules, the Company requires that the first trade taking place under a Rule 10b5-1 Trading Plan occur no earlier than the later of (a) 91 days after the date the plan is adopted and (b) the third business day after disclosure of financial results for the fiscal quarter in which the plan is adopted on either a Form 10-Q or Form 10-K filed with the SEC (but in no case later than 120 days after the date the plant was adopted). Because short-term plans generally provide less protection than longer-term plans, the Company recommends that Rule 10b5-1 Trading Plans have a term of at least one year.
Furthermore, Insiders may not adopt overlapping Rule 10b5-1 Trading Plans, in which trades may be made under one plan before the trades are completed under the previously adopted plan. Insiders who adopt a Rule 10b5-1 Trading Plan to provide only for a single trade may adopt only one such plan in a rolling 12-month period. These restrictions are intended to comply with recently adopted SEC rules.
Rule 10b5-1 Trading Plans may be terminated by the Insider, but any trades made subsequent to such termination will not have the benefit of the plan’s protection and any such termination could affect the protection afforded to prior sales made pursuant to the plan as well.

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 7 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
Rule 10b5-1 Trading Plans may be amended, for example to reduce or increase the number of shares subject to the plan. However, any such amendment is considered to be the adoption of a new plan and, as such, no trades may take place under an amended plan earlier than the later of (a) 91 days after the date of the amendment and (b) the third business day after disclosure of financial results for the fiscal quarter in which the plan was amended on either a Form 10-Q or Form 10-K filed with the SEC (but in no case later than 120 days after the date the plant was amended), unless the amendment is administrative in nature.

Insiders wishing to adopt a Rule 10b5-1 Trading Plan with respect to employee stock plan securities must use the form provided by the Company’s employee stock plan broker, E*Trade Securities LLC. This form is available from the Company’s Stock Administrator or General Counsel Please note that in addition to the requirements described above, E*Trade may require additional terms. E*Trade also charges a commission for trades made pursuant to a Rule 10b5-1 Trading Plan. Such additional commissions are borne by the Insider and not the Company.
HEDGING AND PLEDGING OF COMPANY SECURITIES
The Company believes that “hedging,” a term used to describe certain practices taken to reduce the economic risk of Company stock ownership (e.g., to prevent losses if the Company’s stock price were to fall) is inappropriate when undertaken by employees, officers or directors as such techniques reduce alignment with the interests of our public stockholders. Similarly, the Company believes that “pledging” of Company stock by employees, officers or directors (i.e., using Company stock as collateral for a loan, such as in a margin account) can be inappropriate when such practice could cause shares to be sold when the trading window is closed or the individual is in possession of material non-public information and would otherwise be prohibited from selling under this policy. Therefore, the Company prohibits employees, officers and directors from (i) purchasing any financial instrument or engaging in any transaction intended to hedge or offset any decrease in the market value of the Company’s common stock or (ii) engaging in short sales related to the Company’s common stock. In addition, the Company prohibits officers and directors from (i) depositing any Company common stock in a margin account or (ii) pledging Company securities as collateral for a loan. The restrictions on pledging hereunder may be waived by the Nominating and Governance Committee of the Board in its sole discretion.
ADDITIONAL INFORMATION – DIRECTORS AND OFFICERS
Directors and certain officers of the Company must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers, Directors and such other persons who purchase and sell the Company’s Securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Non-public Information. Under these provisions, and so long as certain other criteria are met, neither the grant of an equity award under the Company’s equity incentive plans nor the vesting of that award is deemed a purchase under Section 16; however, the sale of any vested shares is considered a sale under Section 16. The Company has provided, or will provide, separate memoranda and other appropriate materials to its executive officers and directors and those identified employees regarding compliance with Section 16 and its related rules.
INQUIRIES
All questions regarding this Policy, requests for pre-clearance of trades (in the case of Insiders included on the Pre-clearance List) and requests for approval of proposed Rule 10b5-1 plans shall be made to the company’s General Counsel (see Company website).

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 8 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
Exhibit I:
Black-out List
Positions prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof during any Black-out period

Position/Organization	Title/Scope of Responsibilities*
Board of Directors	All
Executive Officers	All
Other Executives	All President/Chief Operating Officers and Senior and Executive Vice Presidents
Sales Organization	All individuals involved in the compilation of, or in a position of having access to (i) consolidated sales information regarding any of the Company’s top customers accounting for more than 10% of consolidated revenues, or (ii) consolidated sales or bookings information for the Company as a whole, or as designated by the General Counsel.
Finance Organization	All finance individuals located at Corporate in San Jose and all other finance individuals involved in the compilation of, or in a position of having access to the Company’s consolidated financial results, or as designated by the General Counsel.
Corporate Development	All
Other	As designated by General Counsel.

* The foregoing includes any administrative assistants that have access to the same scope of information.

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 9 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
Exhibit II:
Pre-clearance List
Executive Officers, Directors and Other Employees Subject to Pre-clearance Requirement

Position/Organization	Title/Scope of Responsibilities*
Board of Directors	All Directors
Executive Officers	All
Other Executives	All President/Chief Operating Officers and Senior and Executive Vice Presidents
Other Employees	As designated by the General Counsel

*The foregoing includes any administrative assistants reporting to or directly supporting an officer or employee included on or designated under this Exhibit II as being subject to the Pre-Clearance Requirement.

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 10 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval:
EXHIBIT III:
ACKNOWLEDGEMENT OF INSIDER TRADING POLICY

I acknowledge that I, _________________________have read and understand Sanmina Corporation’s Insider Trading Policy and that I agree to abide by the provisions set forth therein.

Name:      _____________________________________

Signature:     ______________________________________

Employee Number: ________________________________

Date:    ______________________________________

The Company will require that all Insiders included on the Black-out List sign this document within 30 days of designation as such or material changes or updates to the Policy.

Financial Policies and Procedures
Policy: Number: FIN-GM-0002	Version: J	Effective Date: March 2008	Page Number: 11 of 11
Title: Insider Trading Policy
Updated by:	Last Updated: March 1, 2023	Approval: